Exhibit 10.2

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is effective as of November 4, 2021 by and among Quantum Ventures LLC, a Delaware limited liability company (the “Sponsor Holdco”), Chardan Quantum LLC (“Chardan”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco and Chardan, each, a “Sponsor” and, together, the “Sponsors”), Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and Monex Group, Inc. (“Monex” and, collectively with the Sponsors, Quantum and the Company, the “Parties”).

RECITALS

WHEREAS, each Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Quantum Common Stock and the Quantum Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Quantum, the Company, and TSG Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”) are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into Quantum (the “Merger”), with Quantum being the surviving corporation of the Merger;

WHEREAS, concurrently herewith, Quantum, Monex, and the Company are entering into a Company Support Agreement (the “Company Support Agreement”); and

WHEREAS, as an inducement to Quantum and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, and to Monex to enter into the Company Support Agreement, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1          Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor shall be bound by and comply with Section 10.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in such section) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2          No Interim Period Transfers. Each Sponsor shall not, during the Interim Period (except, in each case, pursuant to the Merger Agreement or otherwise consented to by the Company), (i) sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Quantum Common Stock or Quantum Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Quantum Common Stock or Quantum Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or

(ii)  (any transaction specified in clause (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to any Permitted Transferee (as defined below); provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, such Permitted Transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3          New Shares. In the event that (a) any Quantum Common Stock, Quantum Warrants or other equity securities of Quantum are issued to a Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Quantum Common Stock or Quantum Warrants of, on or affecting the Quantum Common Stock or Quantum Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Quantum Common Stock, Quantum Warrants or other equity securities of Quantum during the Interim Period, or (c) a Sponsor acquires the right to vote or share in the voting of any Quantum Common Stock or other equity securities of Quantum during the Interim Period (such Quantum Common Stock, Quantum Warrants or other equity securities of Quantum, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Quantum Common Stock or Quantum Warrants owned by such Sponsor as of the date hereof. Notwithstanding any of the foregoing to the contrary, and without limiting Section 1.5(a), no Sponsor shall cause, or permit any Affiliate of Sponsor to cause, any New Securities to be created or issued except as expressly permitted by the Merger Agreement or otherwise consented to by the Company.

Section 1.4          Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to the Company a duly executed copy of that certain Registration Rights Agreement, by and among the Company, the Sponsor Holdco and certain of the Company’s other shareholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit D to the Merger Agreement.

Section 1.5          Sponsor Agreements.

(a)          During the Interim Period, at any meeting of the shareholders of Quantum, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Quantum is sought, in each case, as contemplated by the Merger Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Quantum Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Quantum Common Stock:

(i)	in favor of the Transactions;

(ii)       against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii)      against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Quantum; and

(iv)      against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Merger Agreement or (C) result in any of the conditions set forth in Article XI of the Merger Agreement not being fulfilled.

(b)          Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, Section 1 of the D&O Insider Letter or the Sponsor Insider Letter (as applicable) (each as defined below).

(c)          During the Interim Period, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Quantum), on the one hand, and Quantum, on the other hand, including, for the avoidance of doubt, the D&O Insider Letter and the Sponsor Insider Letter (except as expressly contemplated hereby or by the Merger Agreement or the Other Transaction Documents).

Section 1.6           Forfeiture. Sponsor Holdco and Chardan hereby acknowledges and agrees that, immediately prior to the Effective Time, they shall automatically be deemed to irrevocably transfer without further consideration to the Company, and surrender and forfeit for no consideration, a total of 1,610,554 shares of Quantum Common Stock (collectively, the “Forfeited Stock”) and that from and after such time the Forfeited Stock shall be deemed to be cancelled and no longer outstanding.

Section 1.7          Reasonable Best Efforts. Without limiting Section 1.5, during the Interim Period, each Sponsor shall (i) take any action as may reasonably be necessary to satisfy the conditions of the Company set forth in Article XI of the Merger Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article XI of the Merger Agreement.

Section 1.8          Further Assurances. During the Interim Period, at the Company’s or Monex’s request and without further consideration, each Sponsor shall execute and deliver, or cause to be executed or delivered, such additional documents and take all such further action as may be reasonably necessary or required to effect the actions and consummate the Transactions and the transactions contemplated hereby.

Section 1.9          No Inconsistent Agreement. Each Sponsor hereby agrees that such Sponsor shall not enter into any agreement that would restrict, limit, interfere or otherwise be inconsistent with the performance of such Sponsor’s obligations hereunder.

Section 1.10          Lock-up.

(a)          Subject to Section 1.10(b), each Sponsor hereby agrees that such Sponsor shall not Transfer (i) any Lock-up Common Shares until the end of the Lock-up Common Shares Period and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up”). Any Transfer in violation of this Section 1.10 shall be null and void.

(b)          Notwithstanding the provisions set forth in Section 1.10(a), each Sponsor may Transfer the Lock-up Shares during the Lock-up Period (i) among Quantum’s initial stockholders (as defined in the Final Prospectus) or to Quantum’s officers or directors, (ii) in the case of an entity, as a distribution to its partners, stockholders or members; (iii) in the case of an individual, (A) by gift to a member of such individual’s immediate family, a trust (the beneficiary of which is such individual or a member of such individual’s immediate family), or to a charitable organization, (B) by virtue of Laws of descent and distribution upon death of such individual, or (C) pursuant to a qualified domestic relations order; or (iv) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares of Company Common Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (iv) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c)          The Lock-up shall supersede Section 3 of the D&O Insider Letter and the Sponsor Insider Letter which, in each case, shall be of no further force or effect during the Lock-up Period.

(d)          Notwithstanding the provisions set forth in Section 1.10(a), if the last reported sale price of the Company Common Stock on the exchange on which the Company Common Stock is listed (the “Closing Price”) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing on the day after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Measurement Period”), then all of the Sponsor’s Lock-up Common Shares that are subject to the Lock-up Common Shares Period will be automatically released from such restrictions (an “Early Lock-Up Expiration”) immediately prior to the opening of trading on the exchange on which the common stock is listed on the Trading Day following the end of the Measurement Period (an “Early Lock-Up Expiration Date”).

(e)	For purposes of this Agreement:

(i)      the term “D&O Insider Letter” means that certain Letter Agreement, dated February 4, 2021, by and among Quantum and directors and officers of Quantum parties thereto;

(ii)       the term “D&O Lock-up Common Shares Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is six (6) months after (and excluding) after the Closing Date;

(iii)      the term “Existing Registration Rights Agreement” means that certain Registration and Stockholder Rights Agreement, dated as of February 4, 2021, by and among Quantum, Sponsor Holdco, Chardan Quantum LLC and other Persons parties thereto;

(iv)      the term “Lock-up Common Shares” means the shares of Company Common Stock held by the Sponsors immediately following the Closing (other than (A) shares the shares of Company Common Stock issuable upon exercise of the Quantum Warrants and (B) shares of Company Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Company Common Stock occurs on or after the Closing);

(v)       the term “Lock-up Common Shares Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is twelve

(12) months after (and excluding) after the Closing Date;

(vi)      the term “Lock-up Period” means (A) with respect to Lock-up Common Shares held by Sponsor Holdco and Chardan, the Lock-up Common Shares Period, (B) with respect to Lock-up Common Shares held by any Sponsor other than Sponsor Holdco and Chardan, the D&O Lock-up Common Shares Period and (C) with respect to Lock-up Warrants, the Lock-up Warrants Period;

(vii)       the term “Lock-up Shares” means the Lock-up Common Shares and the Lock-up Warrants;

(viii)      the term “Lock-up Warrants” means Quantum Warrants (including the shares of Company Common Stock issuable upon exercise thereof) held by the Sponsors immediately following the Closing (other than any Quantum Warrants acquired in the public market);

(ix)      the term “Lock-up Warrants Period” means the period beginning on the Closing Date and ending at the later of (i) 8:00 am Eastern Time on the date that is thirty (30) days after (and excluding) after the Closing Date or (ii) 11:59 pm Eastern Time on February 4, 2022;

(x)       the term “Sponsor Insider Letter” means that certain Letter Agreement, dated February 4, 2021, by and among Quantum, Sponsor Holdco and Chardan; and

(xi)      the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

Section 1.11          No Solicitation. During the Interim Period, each Sponsor shall not take, and shall cause its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence, continue or renew due diligence with respect to, any Person (other than the Company, Quantum, their respective shareholders and/or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement, the Merger Agreement or the other Transactions Documents and the consummation of the transactions contemplated hereby and thereby shall not be deemed a violation of this Section

1.11. Each Sponsor shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing, (A) such Sponsor, in its capacity as a stockholder of Quantum, shall not be responsible for the actions of Quantum or the Board of Directors of Quantum (or any committee thereof), any subsidiary of Quantum, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Quantum Related Parties”), (B) such Sponsor, in its capacity as a stockholder of Quantum, makes no representations or warranties with respect to the actions of any of the Quantum Related Parties, and (C) any breach by Quantum of its obligations under Section 10.04(b) of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 1.11 (it being understood that, for the avoidance of doubt, such Sponsor or his, her or its Representatives shall remain responsible for any breach by such Sponsor or his, her or its Representatives of this Section 1.11)).

Section 1.12          Waiver of Certain Rights. Each Sponsor hereby irrevocably and unconditionally agrees:

(a)          not to (i) demand that Quantum redeem its or their shares of Quantum Common Stock in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its shares of Quantum Common Stock for redemption;

(b)            (i) that no Working Capital Warrant (as defined in the Warrant Agreement) shall be issued as repayment of any outstanding Working Capital Loans and (ii) not to demand conversion of any outstanding Working Capital Loans into Working Capital Warrants (as defined in the Warrant Agreement); and

(c)          not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Quantum, the Company, the Company’s or Quantum’s Affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the Transactions.

Section 1.13          Consent to Disclosure. Each Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities

Laws, the SEC or any other securities authorities of such Sponsor’s identity and ownership of such Sponsor’s Quantum Common Stock (and Company Common Stock after the Closing) and Quantum Warrants and the nature of such Sponsor’s obligations under this Agreement; provided that, prior to any such publication or disclosure the Company and Quantum have provided such Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Quantum will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure. Each Sponsor shall promptly provide any information reasonably requested by the Company or Quantum for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement, including filings with the SEC, except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, such Sponsor, Quantum and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).

Section 1.14          Termination of Existing Registration Rights. The Registration Rights Agreement in the form of Exhibit D to the Merger Agreement shall supersede the Existing Registration Rights Agreement, which shall be of no further force or effect upon (but subject to the consummation of) the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1          Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Quantum, the Company and Monex (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)          Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery of this Agreement by each of the Company, Quantum and Monex, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b)               Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Quantum Common Stock and Quantum Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Quantum Common Stock or Quantum Warrants (other than transfer restrictions under the Securities Act)) affecting any such Quantum Common Stock or Quantum Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Quantum Organizational Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor’s Quantum Common Stock and Quantum Warrants as set forth opposite such Sponsor’s name on Schedule I hereto are the only equity securities in Quantum owned of record or beneficially by such Sponsor or such Sponsor’s Affiliates on the date of this Agreement, and none of such Sponsor’s Quantum Common Stock or Quantum Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Quantum Common Stock or Quantum Warrants, except as provided hereunder and under the D&O Insider Letter and the Sponsor Insider Letter. Other than the Quantum Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Quantum or any equity securities convertible into, or which can be exchanged for, equity securities of Quantum.

(c)               No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or if such Sponsor is an individual, conflict with the rights of such Sponsor’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Quantum Common Stock or Quantum Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d)               Litigation. As of the date hereof, there are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e)               Brokerage Fees. Except as described on Section 7.07 of the Quantum Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Quantum or any of its Affiliates may become liable.

(f)                Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Quantum or its Subsidiaries that has not been publicly disclosed in Quantum’s filings with the SEC.

(g)               Acknowledgment. Such Sponsor understands and acknowledges that each of Quantum and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

(h)	Certain Securities Law Representations and Warranties.

(i)      Such Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(ii)       In the case of such Sponsor who is an individual, its biographical information furnished to the Company, if any (including any such information to be included in the Registration Statement), is (or will be when furnished and thereafter) true and accurate in all material respects and does not (or will not when furnished and thereafter) omit any material information with respect to such Sponsor’s background;

(iii)      Such Sponsor’s questionnaire furnished to the Company, if any, is (or will be when furnished and thereafter) true and accurate in all material respects;

(iv)      Such Sponsor is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(v)       it has never been convicted of, or pleaded guilty to, any crime (A) involving any fraud, (B) relating to any financial transaction or handling of funds of another Person or (C) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

Section 2.2          No Actions to Breach Agreement. Each Sponsor shall not take any action that would make any representation or warranty of such Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under this Agreement.

Section 2.3          Update of Schedule I. If any Sponsor acquires record or beneficial ownership of any Quantum Common Stock or Quantum Warrants during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Quantum Common Stock or Quantum Warrants as of the date hereof, which securities are not already set forth on Schedule I), such Sponsor shall promptly notify the Company and Quantum in writing, and Schedule I shall be updated to reflect such Sponsor’s ownership of such additional Quantum Common Stock or Quantum Warrants, as applicable.

ARTICLE III

MISCELLANEOUS

Section 3.1          Termination; Non-Survival of Representations and Warranties.

(a)          This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur and (ii) the expiration of the Lock-up Period, and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (1) no such termination shall relieve any Party of any liability for Fraud or intentional and willful breach of this Agreement prior to its termination, and (2) Section 1.1, Section 2.2, this Section 3.1, and Sections 3.2 through 3.10 shall survive any such termination.

(b)          None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.3          CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)          Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).

(b)          EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsors, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Quantum, the Company and Monex or (b) be assigned by Quantum, the Company or Monex, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Quantum) or Quantum (in the case of an attempted assignment by the Company or Monex). Any such assignment without such consent shall be null and void. This

Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 3.5          Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) may occur, and that the Parties may not have adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations under Section 1.5(a), without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity.

Each Party acknowledges and agrees that the right to seek specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

Section 3.6          Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Quantum, the Company, Monex and each Sponsor charged with such amendment, modification or supplement.

Section 3.7          Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.8          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.8):

If to Quantum prior to the Closing:

Quantum FinTech Acquisition Corporation 4221 West Boy Scout Boulevard, Suite 300 Tampa, Florida 33607

Attn: Sandip I. Patel

E-mail: spatel@qventllc.com

with a copy to (which will not constitute notice): Winston & Strawn LLP

200 Park Avenue New York, NY 10166

Attn: Jason Osborn & Carol Anne Huff

E-mail: josborn@winston.com; chuff@winston.com

If to the Company:

TradeStation Group, Inc.

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Attention: John Bartleman; Marc Stone

E-mail: JBartleman@TradeStation.com; MStone@TradeStation.com with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue

New York, NY 10017

Attention: Michael Wolfson; Ravi Purushotham

Email: mwolfson@stblaw.com; rpurushotham@stblaw.com

If to Monex:

Monex Group, Inc.

ARK Mori Building 25F 1-12-32

Akasaka, Minato-ku, Tokyo 107-6025, Japan

Attn: Financial Control Department

E-mail: mg-control@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue New York, NY 10017

Attention: Michael Wolfson; Ravi Purushotham

Email: mwolfson@stblaw.com; rpurushotham@stblaw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I with a copy to (which will not constitute notice):

Winston & Strawn LLP 200 Park Avenue

New York, NY 10166

Attn: Jason Osborn & Carol Anne Huff

E-mail: josborn@winston.com; chuff@winston.com

In addition to the foregoing, in the case of any pre-Closing notices sent by any Sponsor to any other Sponsor or Quantum, or sent by Quantum to any Sponsor, copies shall also be sent to the Company and to Simpson Thacher & Bartlett LLP (to the persons referenced above).

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Capacity. Notwithstanding anything herein to the contrary, each Sponsor is signing this Agreement solely in such Sponsor’s capacity as a shareholder of Quantum, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of such Sponsor or any Affiliate or Representative thereof, or any of their respective Affiliates, in his, her or its capacity, if applicable, as an officer or director of Quantum or any other Person, including in the exercise of his, her or its fiduciary duties as a director or officer of Quantum.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Sponsors, Quantum, and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSORS:

QUANTUM VENTURES LLC

By:	/s/ John M. Schaible
	Name:	John M. Schaible
	Title:	Chief Executive Officer

CHARDAN QUANTUM LLC

By:	/s/ Jonas Grossman
	Name:	Jonas Grossman
	Title:	Managing Member

/s/ John Schaible
Name: John Schaible

/s/ Miguel Leon
Name:	Miguel Leon

/s/ Daniel Caamano, V
Name:	Daniel Caamano, V

/s/ Sandip I. Patel
Name: Sandip I. Patel

/s/ Thomas J. Hammond
Name:	Thomas J. Hammond

/s/ Richard Korhammer
Name: Richard Korhammer

/s/ Steven J. Carlson
Name: Steven J. Carlson

[Signature Page to Sponsor Support Agreement]

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QUANTUM:

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John M. Schaible
	Name:	John M. Schaible
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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COMPANY:

TRADESTATION GROUP, INC.

By:	/s/ John Bartleman
	Name:	John Bartleman
	Title:	President

[Signature Page to Sponsor Support Agreement]

15

MONEX:

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto
	Name:	Oki Matsumoto
	Title:	Chairman & CEO

[Signature Page to Sponsor Support Agreement]

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Schedule I

Sponsor-held Quantum Common Stock and Quantum Warrants

[Intentionally Omitted]

[Schedule I to Sponsor Support Agreement]

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Schedule II

Affiliate Agreements

[Intentionally Omitted]

[Schedule II to Sponsor Support Agreement]

18